UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 1, 2011
AMERICAN REPROGRAPHICS COMPANY
(Exact name of registrant as specified in its charter)

STATE OF DELAWARE	001-32407	20-1700361

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1981 N. Broadway, Suite 385, Walnut Creek, California	94596

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (925) 949-5100
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On July 29, 2011, American Reprographics Company (the “Company” or “we”) entered into indemnification agreements (the “Indemnification Agreements”) with each of John E.D. Toth, the Company’s Chief Financial Officer, and Jorge Avalos, the Company’s Chief Accounting Officer/Vice President Finance, in connection with the previously-disclosed appointments of each such individual as an officer of the Company. Each of the Indemnification Agreements provides for circumstances under which we will indemnify each of Messrs. Toth and Avalos if he becomes involved in litigation arising out of his service as an officer of the Company. The benefits provided under the Indemnification Agreements are in addition to indemnification benefits provided under the Company’s bylaws.
The foregoing summary of the Indemnification Agreements is not a complete description of the terms of such agreements and is qualified by reference to the full text of each such agreement, which are attached hereto as Exhibits 10.1 and 10.2 and incorporated by reference herein.
Item 5.02
(e) On July 27, 2011, in connection with the previously-disclosed appointment of John E.D. Toth as the Company’s Chief Financial Officer, the Compensation Committee of the Board of Directors of the Company approved a grant of 30,000 shares of restricted stock to Mr. Toth, at a price per share of $6.95, which was the closing price of the Company’s common stock on the New York Stock Exchange on the date the restricted stock was granted. Assuming Mr. Toth’s continued employment with the Company, the shares of restricted stock will vest 25% on each of the first four anniversaries of the date of grant. The grant is also subject to the terms of the Company’s standard form of restricted stock award agreement under its 2005 Stock Plan, as amended.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Indemnification Agreement by and between American Reprographics Company and John E.D. Toth
10.2	Indemnification Agreement by and between American Reprographics Company and Jorge Avalos

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 1, 2011	AMERICAN REPROGRAPHICS COMPANY
	By:	/s/ Kumarakulasingam Suriyakumar
Kumarakulasingam Suriyakumar
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description
10.1	Indemnification Agreement by and between American Reprographics Company and John E.D. Toth
10.2	Indemnification Agreement by and between American Reprographics Company and Jorge Avalos